UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2011

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	000- 54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(212) 557-7200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 25, 2011, BrainStorm Cell Therapeutics, Inc. (the “Registrant”) and its wholly owned subsidiary (BrainStorm Cell Therapeutics, Ltd. (the “Subsidiary”)) entered into a Settlement and Waiver Agreement (the “Agreement”) with Abraham Efrati and Pro Int. Ltd. (an entity believed to be controlled by Mr. Efrati) regarding the termination of Mr. Efrati’s position as the Registrant’s and the Subsidiary’s Chief Executive Officer and certain unresolved compensatory matters relating thereto.  Mr. Efrati voluntarily resigned as the Registrant’s and the Subsidiary’s Chief Executive Officer with an effective date of February 28, 2011.  As full settlement of the amounts due to Mr. Efrati by the Registrant and/or the Subsidiary, the Registrant and/or the Subsidiary agreed to pay to Mr. Efrati (i) NIS 543,077 on or before August 1, 2011, (ii) an additional NIS 200,000 on or before August 20, 2011 and (ii) an additional NIS 162,051 on or before September 15, 2011.  The parties to the Agreement agreed that the vesting of 150,000 of Mr. Efrati’s non-vested options to purchase common stock of the Registrant was also accelerated in full, and that the exercise period for all vested stock options held by Mr. Efrati was extended until April 30, 2012.  The parties to the Agreement also agreed to waive, and release the other parties from, all claims they may have had against each other.

The foregoing description is qualified in its entirety by reference to the Agreement, which is filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 28, 2011	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement and Waiver Agreement dated July 25, 2011 by and among BrainStorm Cell Therapeutics Inc., BrainStorm Cell Therapeutics Ltd., Abraham Efrati and Pro Int Ltd.